Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-205220) pertaining to the 2012 Stock Incentive Plan, 2015 Equity Incentive Plan, and Employee Stock Purchase Plan of Nivalis Therapeutics, Inc.,
2.	Registration Statement (Form S-8 No. 333-211197) pertaining to the Employment Inducement Awards, granted by Nivalis Therapeutics, Inc., and

3.	Registration Statement (Form S-3 No. 333-212404) of Nivalis Therapeutics, Inc.

of our report dated February 13, 2017, with respect to the financial statements of Nivalis Therapeutics, Inc., included in this Annual Report (Form 10-K) of Nivalis Therapeutics, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young, LLP

Denver, Colorado

February 13, 2017